Exhibit 99.2

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION’S BOARD

AUTHORIZES 500,000 SHARE REPURCHASE

Minneapolis, MN (February 24, 2011) - Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has authorized a 500,000 share repurchase in addition to the approximately 40,000 shares remaining under an existing Board authorization. The new authorization is equal to approximately ten percent of Winmark’s current outstanding shares.

Winmark Corporation creates, supports and finances business.  At December 25, 2010, there were 903 franchises in operation under the brands Play It Again Sports®, Plato’s Closet®, Once Upon A Child®, and Music Go Round® and there were 15 territories in operation under the Wirth Business Credit® brand.  An additional 34 retail franchises have been awarded but are not open.  In addition, at December 25, 2010, the Company had loans and leases equal to $32.7 million.